February 27, 2024

Dear Mr. Rosenfeld:

This letter (the “Agreement”) sets forth the terms and conditions of your employment with Steven Madden, Ltd. (the “Company”):

1.Term of Agreement; Effect on Existing Agreement. The term of this agreement shall be March 1, 2024 through February 28, 2029 unless sooner terminated in accordance with Paragraph 8 of this Agreement (the “Term”). At the expiration of the Term, unless you are: (a) notified that your employment shall be terminated; or (b) this Agreement is renewed in some form, your employment shall continue on an at-will basis, at the same terms as contained herein. You acknowledge and agree that, effective as of March 1, 2024, this Agreement supersedes and replaces all prior agreements, including your existing Employment Agreement, dated as of December 31, 2021, with the Company, and all other understandings, negotiations and discussions, whether written or oral, between you and the Company or its representatives relating to the subject matter hereof.

2.Position. You shall serve as Chief Executive Officer of the Company. You shall report to the Board of Directors of the Company. You shall expend all of your working time to the Company and shall devote your best efforts, energy and skills to the Company and the promotion of its interests; you shall not take part in any activities detrimental to the best interests of the Company. You shall also continue to serve as Chairman of the Board of Directors of the Company.

3.Salary. Your base salary will be $1,171,954 annualized (paid in accordance with normal Company practice) from March 1, 2024 through February 28, 2025. The Board of Directors or a committee thereof will review your base salary for potential increase (but not decrease) as of March 1, 2025 and as of each March 1 thereafter during the Term.

4.Discretionary Bonus. You shall be eligible to receive an annual performance bonus for each year during the Term in an amount, if any, to be determined by the Company in its absolute discretion (the “Bonus”). Such Bonus (net of any deductions required to be withheld by any applicable laws and regulations) shall be payable on or before March 15 of the following year.

5.Restricted Stock. On March 15, 2024, you shall be granted shares of restricted stock vesting 20% per year on each of February 28, 2025 and the next four anniversaries of such date. The number of restricted shares to be granted shall be determined by dividing Three Million Four Hundred Thousand Dollars ($3,400,000) by the closing price of the common stock of the Company on the grant date (or, if the grant date is not a trading day, on the trading day immediately prior to the grant date). On March 15, 2025 and on each March 15 thereafter during the Term, you shall be eligible to receive another grant of time-vesting restricted stock or restricted stock units in an amount determined by the Board of Directors or a committee thereof. Such grants shall be made under the Company’s 2019 Incentive Compensation Plan or a successor plan thereto (the “Equity Plan”) (contingent on sufficient shares being available in the Equity Plan reserve), shall have terms and conditions determined by the Board of Directors or a committee thereof and shall be subject to an award agreement under the Equity Plan; provided that, to the extent any terms in this Agreement relating to such grants (the “Restricted Stock Agreement Terms”) are more favorable to you than the applicable terms in the Equity Plan or such award agreement, the Restricted Stock Agreement Terms shall apply rather than such terms in the Equity Plan or such award agreement. Restricted stock granted under this paragraph will become fully vested upon the occurrence of both (a) a Change of Control (as defined below) and (b) a termination of your employment in an involuntary termination other than for Cause (as defined below) or due to your resignation for

Good Reason (as defined below), in each case during the period commencing 90 days prior the Change of Control and ending on the date that is 12 months following the Change of Control.

6.Performance Shares. On March 15, 2024, and on each subsequent March 15 during the Term, you shall be eligible to receive a grant of performance shares that will be eligible to be earned over a three-year performance period based on the Company’s average annual return on capital over such performance period compared to the average annual return on capital of a predetermined peer group. The performance period for each grant shall commence on January 1 of the year in which the grant date occurs and shall end on the December 31 of the second full calendar year following the year in which the grant date occurs.

The number of performance shares earned shall be determined based on the following payout scale (with linear interpolation between performance levels):

Payout Level	Company’s Percentile Relative to Peer Group	% of Target Shares Earned
Maximum	75th or higher	185%
Target	50th	100%
Threshold	25th	50%
Below Threshold	Below 25th	0%

The target number of performance shares for each grant shall be determined by dividing Three Million Six Hundred Thousand Dollars ($3,600,000) by the closing price of the common stock of the Company on the grant date (or, if the grant date is not a trading day, on the trading day immediately prior to the grant date).

The applicable peer group for each performance period, and any modifications thereto to reflect changing circumstances among the Company and the peer group companies, shall be approved by the Company’s Board of Directors or a committee thereof.

Following the end of the applicable performance period, the Company's Board of Directors or a committee thereof will determine in good faith the extent the performance goals were satisfied and the corresponding number of performance shares earned, subject to any adjustments required to prevent unintended enlargement or dilution of the benefits intended to be delivered as a result of extraordinary or unforeseen circumstances. Section 2 of Exhibit A to the Company’s 2019 Incentive Compensation Plan includes a non-exhaustive list of examples of the types of adjustments contemplated by the preceding sentence. Any performance shares earned will be paid to you during the fiscal year immediately following the final year of the applicable performance period.

Subject to the exceptions described below, you will forfeit all right to the performance shares if your employment terminates for any reason or for no reason prior to the end of the applicable performance period, or to the extent it is determined that the performance goals have not been satisfied following the end of the performance period. However, if your employment terminates following the end of the applicable performance period for any reason other than an involuntary termination for Cause, you shall remain entitled to receive the performance shares earned based on achievement of the performance goals with respect to such performance period.

Notwithstanding the foregoing paragraph, if your employment is terminated subsequent to a grant of performance shares and during the performance period relating to such performance shares (1) by the Company without Cause or by you for Good Reason, a pro rata portion of such performance shares shall remain eligible to be earned based on the achievement of the performance goals for such performance period or (2) as a result of your death or Disability (as defined below), then such performance shares shall vest without pro ration. For purposes of determining the number of performance shares earned in the event of death or Disability, the applicable performance goals shall be deemed satisfied (a) for any completed years in the performance period at the time of death or Disability, at the greater of the target level or the level corresponding to the actual performance trend through the end of such year or (b) for any uncompleted years in the performance period at the time of death or Disability, at the target level. The complete terms and conditions relating to the effect of a termination of your employment will be set forth in a Performance Share Award Agreement for each grant of performance shares.

Upon a Change of Control subsequent to a grant of performance shares and during the performance period relating to such performance shares, to the extent that a successor to the Company converts, assumes, substitutes or replaces the performance shares, the performance conditions shall be deemed satisfied at the level described in the following sentence, and the number of performance shares corresponding to the level of performance conditions deemed satisfied will be converted into time-vesting restricted stock units that shall vest upon the end of the original performance period; provided that, if your employment is terminated involuntarily other than for Cause or due to your resignation for Good Reason, in each case during the period commencing 90 days prior the Change of Control and ending on the date that is 12 months following the Change of Control, such restricted stock units shall be fully vested upon such termination. For purposes of determining the number of performance shares converted into time-vesting restricted stock units pursuant to the preceding sentence, the applicable performance goals shall be deemed satisfied (a) for any completed years in the performance period at the time of the Change of Control, at the greater of the target level or the level corresponding to the actual performance trend through the end of such year or (b) for any uncompleted years in the performance period at the time of the Change of Control, at the target level. To the extent that a successor to the Company does not convert, assume, substitute or replace the performance shares, you shall receive a cash payment equal to the fair market value at the time of the Change of Control of the number of performance shares determined in accordance with the formula set forth in the preceding sentence in cancellation of the performance shares.

You will be entitled to receive dividend equivalent payments on performance shares only to the extent, and at the time, such performance shares are earned and paid.

Each of the performance share grants described above shall be subject to approval by the Company’s Board of Directors or a committee thereof, shall be made under the Equity Plan (contingent on sufficient shares being available in the Equity Plan reserve) and shall be subject to the terms and conditions of a Performance Share Award Agreement; provided that, to the extent any terms in this Agreement relating to such grants (the “Performance Share Agreement Terms”) are more favorable to you than the applicable terms in the Equity Plan or such award agreement, the Performance Share Agreement Terms shall apply rather than such terms in the Equity Plan or such award agreement..

7.Car Allowance. You shall receive a car allowance of $1,500 per month.

8.Termination.

(a)Involuntary Termination. The Company has the right to terminate your employment at any time without Cause. In the event the Company terminates your employment without Cause, then the Term shall terminate immediately, and you shall be eligible to receive only:

(i)Salary payments described in Paragraph 3, at the regular intervals of payment, subject to any six (6) month delay that may be required for compliance with Section 409A of the Internal Revenue Code of 1986 (the “Salary Continuation”). The Salary Continuation shall run from the date of termination through the earlier of:

a.the date twelve (12) months after the date of termination; or

b.the date this Agreement would have otherwise terminated but for the involuntary termination; and

(ii)if your employment is terminated without Cause before March 15, any accrued and unpaid Bonus amount described in Paragraph 4 for the calendar year before termination, which such Bonus shall still be payable on or before March 15 of the year in which your employment was terminated (“Prior Year Bonus”).

(iii)Continued eligibility to earn certain performance shares as described in Paragraph 6 to the extent set forth in the applicable Performance Share Award Agreement.

Payment of the Salary Continuation and Prior Year Bonus is contingent upon the execution and non-revocation of a general release of claims in the Company’s standard form, which will not include any restrictive covenants in addition to those set forth in this Agreement.

(a)Voluntary Termination by you or Termination for Cause. You shall have the right to terminate your employment at any time for any reason (“Voluntary Termination”) and the Company shall have the right to terminate your employment at any time for Cause, on written notice to you, setting forth in reasonable detail the facts and circumstances resulting in the Cause upon which such termination is based. In the event of a Voluntary Termination or a termination by the Company for Cause, the Term shall terminate immediately and you shall be entitled only to any accrued and unpaid Salary described in Paragraph 3 through the date of termination. As indicated in Paragraph 6, in the event of a Voluntary Termination following the end of the applicable performance period for performance shares, you shall also remain entitled to receive the performance shares earned based on achievement of the performance goals with respect to such performance period. For the purpose of this Agreement, Cause shall mean:

(i)a material breach by you of your material duties or obligations to the Company which is not remedied to the reasonable satisfaction of the Company within ten (10) days after the receipt by you of written notice of such breach from the Company;

(ii)you are convicted of, or enter a guilty or “no contest” plea with respect to a felony or a crime of moral turpitude (whether or not a felony);

(iii)you have an alcohol or substance abuse problem, which in the reasonable opinion of the Company materially interferes with your ability to perform your duties;

(iv)any act or acts of personal dishonesty, fraud, embezzlement, misappropriation or conversion intended to result in your personal enrichment at the expense of the Company, or any of its subsidiaries or affiliates, or any other material breach or violation of fiduciary duty owed to the Company, or any of its subsidiaries or affiliates;

(v)any grossly negligent act or omission or any willful and deliberate misconduct by you that results, or is likely to result, in material economic, or other harm, to the Company, or any of its subsidiaries or affiliates; or

(vi)you violate or pay fines, suffer sanctions or injunctive relief relating to (whether or not you are found to have violated) any federal or state securities laws, rules or regulations or the rules and regulations of any stock exchange on which the Company is listed or included.

(b)Termination for Good Reason. You may terminate your employment for Good Reason and, subject to your execution and non-revocation of a general release of claims in the Company’s standard form, you will be entitled to the Salary Continuation, Prior Year Bonus, and performance shares on the same terms set forth in subsection (a) above. For purposes of this Agreement, resigning with “Good Reason” means that you resign from employment after the occurrence of any of the following: (i) a material diminution in your authority, duties, or responsibilities, (ii) a reduction in your base salary rate or in the grant date fair value of your equity-based compensation under Paragraph 5 in any year during the Term, (iii) the Company relocates more than twenty-five (25) miles from New York City, or (iv) a material breach of any other material term of this agreement; provided, however, that any such condition shall not constitute Good Reason unless you provide written notice to the Company of the condition claimed to constitute Good Reason within thirty (30) days of the initial existence of such condition, thereafter, the Company fails to cure such condition within thirty (30) days following its receipt of such notice and you resign within the thirty (30) day period following the expiration of the Company’s cure period.

(c)Disability. You shall be considered to be “Disabled” if, in the Company’s reasonable opinion after receiving the written report of an independent physician selected by the Company, you are incapable, due to mental or physical disability, of performing the essential functions of your duties for a period of sixty (60) days (whether or not consecutive) during any period of one hundred twenty (120) days. In the event you shall become Disabled during the Term, the Company may terminate your employment and the Term and the Company shall have no further obligation or liabilities to you, except (i) payment of accrued and unpaid Salary described in Paragraph 3 through the date of termination, (ii) payment of the Prior Year Bonus and (iii) the obligation to deliver certain performance shares that remain eligible to be earned following Disability as described in Paragraph 6 to the extent set forth in the applicable Performance Share Award Agreement. Payment of the Prior Year Bonus is contingent upon the execution and non-revocation of a general release of claims in the Company’s standard form. For purposes of clarity, in the event the Company terminates your employment due to Disability, you shall not be eligible for Salary Continuation.

(d)Death. In the event of your death, your employment and the Term shall terminate immediately and the Company shall have no further obligation or liabilities to you or your estate except that your estate shall be entitled to receive (i) payment of accrued and unpaid Salary described in Paragraph 3 through the date of termination, (ii) payment of the Prior Year Bonus and (iii) certain performance shares that may be earned following your death as described in Paragraph 6 to the extent set forth in the applicable Performance Share Award Agreement. Payment of the Prior Year Bonus is contingent upon the execution and non-revocation by your estate of a general release of claims in the Company’s standard form. For purposes of clarity, in the event your employment ends due to your death, your estate shall not be eligible to receive Salary Continuation.

(e)Change of Control. The term “Change of Control”, as used herein, shall mean when any person or group (excluding the Company or any of its affiliates) becomes the beneficial owner of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities. If, during the period commencing 90 days prior to a Change of Control and ending 180 days after a Change of Control, you are terminated by the Company other than for Cause or you quit for Good Reason, you are entitled to receive an amount equal to two and one-half (2.5) times the sum of (i) the annual Salary to which you were entitled under Paragraph 3 as of the date of termination plus (ii) the average Bonus you received for the preceding three-year period ending on the last previous December 31st. Notwithstanding the preceding sentence, in the event that any payment (or portion thereof) to you under this subparagraph (f), alone or together with any other payments or benefits to you in connection with a Change of Control (together, the “Change of Control Payments”), is determined to constitute an “excess parachute payment” that may be subject to limits on deductibility and the excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, the following calculations shall be made: (A) the after-tax value to you of the Change of Control Payments without any reduction; and (B) the after-tax value to you of the Change of Control Payments as reduced to the maximum amount (the “Maximum Amount”) that may be paid to you without any portion of the payments constituting an “excess parachute payment.” If after applying the agreed upon calculations set forth above, it is determined that the after-tax value determined under clause (B) above is greater than the after-tax value determined under clause (A) above, the Change of Control Payments shall be reduced to the Maximum Amount. The payments contemplated by the second sentence of this subparagraph (f) shall be in lieu of, and not in addition to, any other payments or compensation you would otherwise be entitled to hereunder as a result of your termination (other than the protections and benefits relating to a Change of Control set forth in Paragraphs 5 and 6).

9.Non-Solicitation/Non-Competition Agreement. You recognize that the services to be performed by you hereunder are special and unique. In consideration of the compensation granted herein, you agree that for as long as you are receiving your Salary or Salary Continuation under this Agreement and, if you are terminated by the Company for Cause or if you quit or resign your position without Good Reason, through the earlier of: (a) the date twelve (12) months after the date of termination or (b) February 28, 2029, you shall not, directly or indirectly, anywhere in the United States, whether individually or as a principal officer, employee, partner, member, director or agent of, or consultant for, any person or entity: (i) become employed by, an owner of, or otherwise affiliated with, or furnish services to, any Competitive Business (which means a competitor that designs, manufacturers, sells, markets, or distributes (A) branded or designer footwear, apparel, accessories and other products in the categories of products sold by, or under license from, the Company or its affiliates and (B) other branded products related to fashion or lifestyle), (ii) solicit any business from any customers of the Company, or (iii) hire, offer to hire, entice away, or in any manner persuade or attempt to persuade any employee of the Company to discontinue his/her employment with the Company or any other party that has a business relationship with the Company to discontinue his/her/its business relationship with the Company. Notwithstanding the foregoing, if the Company reduces the grant date fair value of your equity-based compensation under Paragraph 5 in any year during the Term, then you shall not be subject to the restrictions set forth in the preceding sentence. This section shall not be construed to prevent you from owning, directly or indirectly, in the aggregate, an amount not exceeding 1% of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded on a national Securities Exchange or in the over-the-counter market. If any of the restrictions contained in this paragraph shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form, this paragraph shall then be enforceable in the manner contemplated hereby.

10.Discoveries. You agree to disclose promptly in writing to the Company’s General Counsel all ideas, processes, methods, devices, business concepts, inventions, improvements, discoveries, know-how and other creative achievements (hereinafter referred to collectively as “Discoveries”) to the extent such Discoveries have been reduced to practice, in whole or in part, whether or not the same or any part thereof is capable of being patented, trademarked, copyrighted, or otherwise protected, which you, while employed by the Company, conceive, make, develop, acquire or reduce to practice, whether acting alone or with others and whether during or after usual working hours, and which are related to the Company’s business or interests, or are used or usable by the Company, or arise out of or in connection with the duties performed by you. You hereby transfer and assign to the Company all right, title and interest in and such Discoveries that are conceived, made, developed, acquired or reduced to practice during your employment with the Company, including any and all domestic and foreign copyrights and patent and trademark rights therein and any renewals thereof. On request of the Company, you will, without any additional compensation, from time to time during, and after the expiration or termination of, the Term, execute such further instruments (including applications for copyrights, patents, trademarks and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by the Company to protect and/or enforce its rights in respect of such Discoveries. All reasonable expenses incurred by you in complying with the Company’s request and all expenses of filing or prosecuting any patent, trademark or copyright application shall be borne by the Company, but you shall cooperate in filing and/or prosecuting any such application.

This Agreement does not apply to any Discoveries that you develop entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those Discoveries that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by you for the Company.

11.Covenant Not to Disclose. You covenant and agree that you will not at any time during or after the Term, reveal, divulge or make known to any person (other than to the Company, or in the regular course of business of the Company) or use for your own account any confidential or proprietary records, data, processes, ideas, methods, devices, business concepts, inventions, discoveries, know-how, trade secrets or any other confidential or proprietary information whatsoever (the “Confidential Information”) previously possessed or used by the Company or any of its subsidiaries or affiliates, (whether or not developed, devised or otherwise created in whole or in part by your efforts) and made known to you by reason of your employment by or affiliation with the Company. You further covenant and agree that you shall retain all such knowledge and information which you shall acquire or develop respecting such Confidential Information in trust for the sole benefit of the Company and its successors and assigns. Additionally, you agree that all right, title and interest in and to any discoveries, processes, ideas, methods and/or business concepts that you develop during the Term relating to the business of the Company are, and shall remain the property of the Company, and you hereby assign to the Company any right, title and interest you might otherwise claim therein.

Nothing in this Agreement prohibits you from reporting violations of law or regulation to an appropriate governmental agency or entity or making other disclosures that are protected under applicable law. Nothing in this Agreement limits your rights under the Defend Trade Secrets Act (“DTSA”) and applicable state law. You are hereby notified that the DTSA protects individuals from criminal or civilly liability where the disclosure of a trade secret is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and the confidential disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; and (ii) the trade secret disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, and the disclosure is made under seal. Nothing in this Agreement restricts or impedes you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or court order. Furthermore, nothing in this Agreement prohibits you from: (i) making disclosures that are otherwise prohibited by this Agreement to law enforcement, the Equal Employment Opportunity Commission, a state division of human rights, a local commission on human rights, or any attorney retained by you; or (ii) disclosing or discussing conduct, the existent of a settlement involving conduct, or information involving sexual harassment and sexual assault, as those terms are defined under applicable federal, tribal or state law.

12.Business Materials, Covenant to Report. All written materials, records and documents made by you or coming into your possession concerning the business or affairs of the Company shall be the sole property of the Company and, upon the termination or expiration of your employment with the Company or upon the request of the Company at any time, you shall promptly deliver the same to the Company and shall retain no copies thereof. You agree to render to the Company such reports of your activities or activities of others under your direction during the Term as the Company may request.

13.Governing Law; Injunctive Relief.

(a)The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of New York, excluding choice of law rules thereof.

(b)You acknowledge and agree that, in the event you shall violate any of the restrictions of Paragraphs 9, 10, 11 or 12 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages or posting a bond or other security, and without prejudice to any other remedies which it may have at law or in equity. Each of you and the Company acknowledges and agrees that, in addition to any other state having proper jurisdiction, any such relief may be sought in, and for such purpose each of you and the Company consents to the jurisdiction of, the courts of the State of New York. You agree that the Company shall have the following rights and remedies: (a) to recover all monies and other consideration derived or received by you as a result of the transactions constituting a breach of any of the provisions of Paragraph 9 or 11, which you hereby agree to account for and pay over to the Company, and (b) to recover reasonable attorneys’ fees incurred in any action or proceeding in which it seeks to enforce its rights under Paragraphs 9 or 11.

14.Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). As used in this Paragraph, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. You shall not assign this Agreement or any of your rights or obligations hereunder (by operation of law or otherwise) without the consent of the Company.

15.Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier, or facsimile, addressed, if to the Company, at the Company’s offices, Attn: General Counsel, and if to you, at the address of your personal residence as maintained in the Company’s records, or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 15.

16.Entire Agreement. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior agreements between such parties with respect to the subject matter hereof, and cannot be amended, supplemented or modified orally, but only by an agreement (excluding e-mail or text message) in writing signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

17.Execution in Counterparts; Signatures; Severability. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile or electronic mail signatures hereon shall constitute original signatures. If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

18.Representation by Counsel; Interpretation. Each party acknowledges that it has been represented by counsel or has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule or law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by such parties. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto.

19.Arbitration. You agree that except with regard to any other matters that are not a proper subject of arbitration, all disputes between you and the Company concerning performance, breach, construction or interpretation of this agreement or any portion thereof, shall be submitted to binding arbitration in accordance with the employment arbitration rules of the American Arbitration Association at a mutually agreeable location in New York County, New York, or another location as agreed to by the parties. The award rendered by the arbitrator shall be final, binding and conclusive, shall be specifically enforceable, and judgment may be entered on it in accordance with applicable law in the State of New York, with no right of appeal. You and the Company shall pay your own expenses of arbitration, and the expenses of the arbitrator and the arbitration proceeding will be equally shared.

STEVEN MADDEN, LTD.

Signature:    By:/s/ Zine Mazouzi
Zine Mazouzi
Chief Financial Officer

Counter-signature:    /s/ Edward R. Rosenfeld
Edward R. Rosenfeld

EXHIBIT
PERFORMANCE SHARE AGREEMENT
PURSUANT TO THE
STEVEN MADDEN, LTD. 2019 INCENTIVE COMPENSATION PLAN
THIS AGREEMENT (the “Agreement”) evidences a grant of Performance Shares by Steven Madden, Ltd. (the “Company”) under the Steven Madden, Ltd. 2019 Incentive Compensation Plan (the “Plan’’) relating to shares of Company common stock, par value $0.0001 per share (“Common Stock” or the “Shares”), subject to certain restrictions and performance goals (the “Performance Shares”), to the Participant named below, pursuant to Paragraph 6 of the Employment Agreement, dated as of March 1, 2024, by and between the Company and the Participant (the “Employment Agreement”). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan or the meaning ascribed to such term in the Employment Agreement.
1.Participant:    Edward R. Rosenfeld
2.Grant Date:    March 15, 2024
3.Number of Target Performance Shares:    [___]
4.Restrictions on Transfer. The Participant shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Performance Shares or the Common Stock subject to the Performance Shares, except as set forth in the Plan or Agreement. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the Performance Shares or the Common Stock subject to the Performance Shares in violation of the Plan or this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent with respect to such Common Stock.
5.Terms of Performance Shares.
6.Rights as Stockholder; Dividend Equivalents. The Participant will not for any purposes be deemed to be a stockholder of the Company with respect to any of the Performance Shares (including with respect to voting or dividends) unless and until a certificate for Shares is issued following the Performance Shares being vested and earned as provided in Section 5(b). However, with respect to each Performance Share (if any) that is earned and becomes vested in accordance with this Agreement, the Participant will be entitled to receive a cash payment (without interest), payable at the same time that the Share underlying such vested Performance Share is delivered to the Participant hereunder, equal to the aggregate cash dividends declared and paid with respect to one Share for each dividend payment date that occurs during the period beginning on the Grant Date and ending on the date that the vested Performance Share is settled (a “Dividend Equivalent”). The Participant’s right to receive any such Dividend Equivalents is subject to and conditioned upon the vesting of the underlying Performance Shares, and the Participant’s right to receive any such Dividend Equivalents shall be automatically and correspondingly forfeited to the extent that the underlying Performance Shares are forfeited pursuant to the terms of this Agreement and the Plan.
7. Vesting and Settlement.  The Performance Shares shall become earned and vested based on the Company’s average annual return on capital (the “Performance Goal”) compared to the average annual return on capital of the Peer Group (as defined below) over the performance period January 1, 2024 through December 31, 2026 (the “Performance Period”), as set forth below.
The peer group (the “Peer Group”) against which the Company’s performance will be measured over the Performance Period will consist of the following companies (provided that, if any of such companies are acquired or merged or undergo another corporate event such that they are no longer independently publicly traded during the Performance Period, then the Committee may remove them from the Peer Group and may, in its discretion, substitute another appropriate company):

Boot Barn Holdings, Inc. (NYSE:BOOT)	G-III Apparel Group, Ltd. (NasdaqGS:GIII)	Shoe Carnival, Inc. (NasdaqGS:SCVL)
Caleres, Inc. (NYSE:CAL)	Genesco Inc. (NYSE:GCO)	Skechers U.S.A., Inc. (NYSE:SKX)
Crocs, Inc. (NasdaqGS:CROX)	Guess?, Inc. (NYSE:GES)	The Buckle, Inc. (NYSE:BKE)
Deckers Outdoor Corporation (NYSE:DECK)	Lands' End, Inc. (NasdaqCM:LE)	The Children's Place, Inc. (NasdaqGS:PLCE)
Designer Brands Inc. (NYSE:DBI)	Movado Group, Inc. (NYSE:MOV)	Wolverine World Wide, Inc. (NYSE:WWW)
Express, Inc. (NYSE:EXPR)	Oxford Industries, Inc. (NYSE:OXM)	Zumiez Inc. (NasdaqGS:ZUMZ)

The number of Performance Shares earned shall be determined based on the Company’s percentile achievement with respect to the Performance Goal relative to the Peer Group’s performance with respect to the Performance Goal, each as determined by the Committee, according to the following payout scale (with linear interpolation between performance levels):

Payout Level	Company’s Percentile Relative to Peer Group	% of Target Performance Shares Earned
Maximum	75th or higher	185%
Target	50th	100%
Threshold	25th	50%
Below Threshold	Below 25th	0%

As soon as practicable following the Committee’s determination of the Company’s achievement of the Performance Goals relative to the Peer Group (which shall occur by no later than May 1, 2026), and in all events during the fiscal year immediately following the end of the Performance Period, the Company shall settle the earned Performance Shares by issuing in the Participant’s name certificates, or making an appropriate book entry, for a number of Shares equal to the number of Performance Shares that were earned, subject to applicable withholding.

8.Termination; Forfeiture; Change of Control. Subject to the exceptions described below, the Participant will forfeit all right to the Performance Shares if the Participant’s employment terminates for any reason or for no reason prior to the end of the Performance Period, or to the extent it is determined that the Performance Goal has not been achieved following the end of the Performance Period. However, if the Participant’s employment terminates following the end of the Performance Period for any reason other than an involuntary termination for “Cause” as defined in the Employment Agreement (“Cause”), the Participant shall remain entitled to receive the Performance Shares earned based on achievement of the Performance Goal with respect to the Performance Period.
Notwithstanding the foregoing paragraph, if the Participant’s employment is terminated subsequent to the Grant Date and during the Performance Period by the Company without Cause or by the Participant for “Good Reason” as defined in the Employment Agreement (“Good Reason”), a pro rata portion of the Performance Shares shall remain eligible to be earned based on the actual achievement of the Performance Goal following the end of the Performance Period; and if the Participant’s employment is terminated subsequent to the Grant Date and during the Performance Period as a result of the Participant’s death or “Disability” as defined in the Employment Agreement (“Disability”), then the Performance Shares shall vest without pro ration and be settled upon such death or Disability (to the extent consistent with the requirements of Code Section 409A). The pro rata portion of the Performance Shares shall be calculated by multiplying the total number of Performance Shares by a fraction, the numerator of which is the number of months that elapsed in the Performance Period prior to the termination of employment and the denominator of which is the total number of months in the Performance Period. For purposes of determining the number of Performance Shares earned in the event of death or Disability, the Performance Goal shall be deemed satisfied (x) for any completed years in the Performance Period at the time of death or Disability, at the greater of the target level or the level corresponding to the actual performance trend through the end of such year, or (y) for any uncompleted years in the Performance Period at the time of death or Disability, at the target level.

Upon a “Change of Control” as defined in the Employment Agreement (a “Change of Control”) subsequent to the Grant Date and during the Performance Period, to the extent that a successor to the Company converts, assumes, substitutes or replaces the Performance Shares, the Performance Goal shall be deemed satisfied at the level described in the following sentence, and the number of Performance Shares corresponding to the level of Performance Goal deemed satisfied will be converted into time-vesting restricted stock units that shall vest upon the end of the Performance Period; provided that, if the Participant’s employment is terminated involuntarily other than for Cause within 12 months following the Change of Control, such restricted stock units shall be fully vested and shall, to the extent required for compliance with Code Section 409A, be settled in the fiscal year immediately following the end of the Performance Period. For purposes of determining the number of Performance Shares converted into time-vesting restricted stock units pursuant to the preceding sentence, the Performance Goal shall be deemed satisfied (i) for any completed years in the Performance Period at the time of the Change of Control, at the greater of the target level or the level corresponding to the actual performance trend through the end of such year or (ii) for any uncompleted years in the Performance Period at the time of the Change of Control, at the target level. To the extent that a successor to the Company does not convert, assume, substitute or replace the Performance Shares, the Participant shall receive a cash payment equal to the fair market value at the time of the Change of Control of the number of Performance Shares determined in accordance with the formula set forth in the preceding sentence in cancellation of the Performance Shares. Such cash payment shall be made upon the Change of Control or, to the extent required for purposes of compliance with Code Section 409A, during the fiscal year immediately following the end of the Performance Period.

9.Taxes. The Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable federal, state and local or foreign taxes that the Company is required to withhold at any time. In the absence of such arrangements, the Company or one of its Affiliates shall have the right to withhold such taxes from the Participant’s normal pay or other amounts payable to the Participant. Any statutorily required withholding obligation may be satisfied, in whole or in part, at the Participant’s election, to the extent permitted by the Committee, by delivery of Shares of Common Stock (including Shares issuable under this Agreement).
10.Compliance with Law. The grant of Performance Shares hereunder shall be subject to and conditioned upon compliance with all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency, or any national securities exchange listing requirements, as may be required. The Company shall not be required to issue Shares if the issuance would constitute a violation by the Participant or the Company of any provisions of any federal or state laws, rules or regulations or any national securities exchange. Notwithstanding any other provision of this Agreement to the contrary, if any payments or benefits paid by the Company pursuant to this Agreement, including any accelerated vesting or similar provisions (“Agreement Payments”), would cause some or all of the Agreement Payments or any other payments made to or benefits received by the Participant in connection with a Change of Control (such payments or benefits, together with the Plan Payments, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Section 5, then the Total Payments shall be delivered either (A) in full or (B) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (A) or (B) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax).
11.Legend. Any certificates representing the Shares issued hereunder shall have endorsed thereon any legend required to be placed thereon by applicable blue sky laws of any state. Any book entry representing the Shares issued hereunder shall include any stop=transfer restrictions deemed necessary or appropriate by the Company. Notwithstanding the foregoing, in no event shall the Company be obligated to issue a certificate representing Common Stock or make a book entry transfer prior to the vesting and settlement of the Performance Shares as set forth above.
12.Securities Representations. The Performance Shares and any Shares issued in settlement thereof are being granted and issued to the Participant, and this Agreement is being made by the Company, in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:
13.he or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and in this connection the Company is relying in part on his or her representations set forth in this section;
14.if he or she is deemed an affiliate within the meaning of Rule 144 of the Securities Act, any Shares issued hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a re-offer prospectus) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a re-offer prospectus); and
15.if he or she is deemed an affiliate within the meaning of Rule 144 of the Securities Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.
16.No Obligation to Continue Employment. This Agreement is not an agreement of employment. This Agreement does not guarantee that the Company or its Affiliates will employ or retain, or to continue to, employ or retain the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which the Performance Shares are outstanding, nor does it modify in any respect the Company or its Affiliate’s right to terminate or modify the Participant’s employment or compensation.
17.Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for the purpose.
18.Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference and all capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.
19.Acceptance. The Participant shall forfeit the Performance Shares if the Participant does not execute this Agreement within a period of 60 days from the date the Participant receives this Agreement (or such other period as the Committee shall provide).
20.Miscellaneous.
21.This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
22.This Agreement shall be governed and construed in accordance with the laws of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).
23.This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.
24.The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the Grant Date.
STEVEN MADDEN, LTD.

By:__________________________________________

PARTICIPANT:

__________________________________________
Edward R. Rosenfeld